SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ / Preliminary proxy statement
/x/ Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to Section 240.14a-11(c)
or Section 240.14a-12
/ / Confidential, for Use of the Commissioner Only (as
permitted by Rule 14a-6(e)(2))
HUMANA INC.

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):
/x/ No Filing Fee Required
/ / $500 per each party to the controversy pursuant to
Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
____________________________________________________________ _____
(2) Aggregate number of securities to which transaction applies:
____________________________________________________________ _____
(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)
____________________________________________________________ _____
(4) Proposed maximum aggregate value of transaction:
____________________________________________________________ _____
(5) Total fee paid:
____________________________________________________________ _____
/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
____________________________________________________________ _____
(2) Form, schedule or registration statement no.:
____________________________________________________________ _____
(3) Filing party:
____________________________________________________________ _____
(4) Date filed:
____________________________________________________________ _____

[LOGO OF HUMANAR(R)]

March 30, 2000

Dear Fellow Stockholders:

         We would like to invite you to attend our 2000 Annual Meeting of Stockholders of Humana Inc. to be held on Thursday, May 18, 2000, at 10:00 a.m., EDT at the Company’s headquarters, 500 West Main Street, 25th Floor Auditorium, Louisville, Kentucky. We have enclosed a copy of our 1999 Annual Report to Stockholders for your review.

         We hope you can attend the meeting. If you are unable to join us, however, we urge you to exercise your right as a stockholder and vote. The vote of every stockholder is important. Please mark, sign, date and either return the enclosed proxy card in the envelope provided, vote by telephone or vote via the Internet (see instructions on proxy card). Your cooperation is appreciated.

         The Proxy Statement is first being mailed to the Company ’s stockholders on or about March 30, 2000.

Sincerely,

/s/ David A. Jones
David A. Jones Chairman of the Board and Stockholder	/s/ Michael B. McCallister Michael B. McCallister Director, President, Chief Executive Officer and Stockholder

Humana Inc.

March 30, 2000

Notice of Annual Meeting of Stockholders
Thursday, May 18, 2000
10:00 a.m., EDT
Humana Building
25th Floor Auditorium
500 West Main Street
Louisville, Kentucky 40202

AGENDA

1. Elect directors;

2. Act on one stockholder proposal; and

3. Transact any other business properly brought before the meeting.

         Stockholders of record at the close of business on March 20, 2000 will be entitled to vote.

         Your vote is important so that as many shares as possible will be represented. Please MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET (see instructions on proxy card).

By Order of the Board of Directors,

/s/ Joan O. Lenahan
Joan O. Lenahan
Secretary

QUESTIONS & ANSWERS

Q: When is the proxy statement first being sent to stockholders?

A:	This proxy statement is first being mailed to stockholders on or about March 30, 2000. It will also be available at the Company’s web site: www.humana.com on that date.

Q: What am I voting on?

A:
You are being asked to elect the members of the Board of Directors of the Company. You are being presented with one stockholder proposal. The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

Q: How does the Board recommend I vote on the proposals?

A:
The Board recommends a vote FOR each of the nominees for director. The Board recommends a vote AGAINST the stockholder proposal. All Shares of Company Common Stock that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated, the executed proxies will be voted FOR approval of the election of the Board of Directors’ eight nominees as directors of the Company and AGAINST the stockholder proposal.

Q: Who is entitled to vote?

A:	Stockholders as of the close of business on March 20, 2000 (the Record Date) are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting.

Q: How many votes are required to elect the directors?

A.
The affirmative vote of a plurality of the Shares of Company Common Stock represented in person or by properly executed proxy is required to approve the election of each of the Company’s nominees for election as a director.

Since only a plurality is required for the election of directors, abstentions or broker non-votes will have no effect on the election of directors (except for purposes of determining whether a quorum is present at the Annual Meeting).

Q: How many votes are required to adopt the stockholder proposal?

A.	The affirmative vote of a majority of the Shares of Company Common Stock represented in person or by properly executed proxy is required to adopt the stockholder proposal.

Since a majority is required for the adoption of the stockholder proposal, abstentions are counted as “no” votes in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Q: How many shares can vote?

A.	As of the Record Date, March 20, 2000, 167,746,710 Shares of Company Common Stock were issued and outstanding. Every stockholder is entitled to one vote for each share held.

Q: How do I vote?

A:
There are three methods. This year on-line voting is available via the Internet. If you have access to the Internet, we encourage you to vote at the following web address: www.ProxyVote.com. You may also vote by telephone 1-800-690-6903 or by completing and mailing your proxy card. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of directors and AGAINST the stockholder proposal.

Q: How do I revoke my proxy?

A:
You have the right to revoke your proxy at any time before the meeting. To do so, you must give written notice of revocation to the Automatic Data Processing, Investor Communication Services, 51 Mercedes Way, Edgewood, NY 11717 or by fax at (515) 254-7733, submit another properly signed proxy with a more recent date, or vote in person at the meeting. For written and fax notices, you must include the control number that is printed on the upper portion of the proxy card.

Q: What is a “quorum ”?

A:
A “quorum” is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. Any stockholder of record present at the Annual Meeting, but who abstains from voting shall be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Q: Who will count the votes?

A:
Automatic Data Processing, Investor Communication Services and D. F. King & Co., Inc., will tabulate the votes cast by proxy. In addition, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

Q: When are the stockholder proposals for the 2001 Annual Meeting due?

A:	Stockholder proposals for inclusion in the proxy materials relating to the Annual Meeting of Stockholders to be held in May 2001 must be submitted in writing no later than November 30, 2000.

Q: How much did this proxy solicitation cost?

A:
D. F. King & Co., Inc. was hired to assist in the distribution of proxy materials and solicitation of votes for $10,000 plus expenses. The Company will reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the Stockholders.

ELECTION OF DIRECTORS
The Board of Directors Recommends a Vote “FOR” All Nominees

         The Board of Directors of Humana Inc. (the “Company ”), in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors of the Company shall be eight. The directors are elected to hold office until the Annual Meeting of Stockholders in 2001 and until a successor is elected and qualified.

         If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares of Common Stock represented by the enclosed proxy may be voted for the substituted nominee as may be designated by the Board of Directors.

         The following table shows certain information concerning the nominees at March 1, 2000.

Name	Age	Position	First elected director
David A. Jones(1)	68	Chairman of the Board	09/64
David A. Jones, Jr.	42	Vice Chairman of the Board	05/93
K. Frank Austen, M.D.	72	Director	01/90
Michael E. Gellert	68	Director	02/68
John R. Hall	67	Director	05/92
Irwin Lerner	69	Director	11/93
Michael B. McCallister	47	Director, President & Chief Executive Officer	02/00
W. Ann Reynolds, Ph.D.	62	Director	01/91

(1)	A director of a predecessor corporation since 1961.

         David A. Jones has been Chairman of the Board of the Company since its inception and served as Chief Executive Officer of the Company from August 1969 to December 1997, when he retired. Due to the resignation of the Company’s President and Chief Executive Officer in August 1999, he served as Interim Chief Executive Officer from that time until February 2000. He is also a director of Abbott Laboratories.

         David A. Jones, Jr. was elected Vice Chairman of the Board of the Company in September 1996. Mr. Jones, Jr. is Chairman and Managing Member of Chrysalis Ventures, LLC, a venture capital firm in Louisville, Kentucky, and is the son of David A. Jones, Chairman of the Board. From October 1992 to December 1993, Mr. Jones, Jr. was an attorney with a law firm in Louisville, Kentucky. He is Chairman of the Board of High Speed Access Corp., a director of Tritel, Inc., and Mid-America Bancorp.

         K. Frank Austen, M.D. is the Theodore B. Bayles Professor of Medicine at the Harvard Medical School in the Division of Rheumatology, Immunology and Allergy at Brigham and Women’s Hospital in Boston, Massachusetts. Dr. Austen is a member of the Board of Trustees of Amherst College and a member of the National Academy of Sciences.

         Michael E. Gellert is a general partner of Windcrest Partners, a private investment partnership in New York, New York, having held that position since April 1967. From January 1958 until his retirement in October 1989, Mr. Gellert served in executive capacities with Drexel Burnham Lambert and its predecessors in New York, New York. Mr. Gellert is also a director of Devon Energy Corporation; High Speed Access Corp.; Premier Parks Inc.; Seacor Smit Inc.; Smith Barney Worldwide Funds; and a Member of the Putnam Trust Advisory Board to The Bank of New York.

         John R. Hall is the retired Chairman of the Board and Chief Executive Officer of Ashland Inc., positions he held from 1981 until his retirement. He is also a member of the American Petroleum Institute Executive Committee, a member of the Transylvania University Board of Trustees and past President of Vanderbilt University Board of Trustees and remains a trustee. Mr. Hall retired as a director of Arch Coal, Inc. in April 1999. He was named non-executive chairman of Bank One Corporation in December 1999. He is also a director of Bank One Corporation; Canada Life Assurance Company; CSX Corporation; Reynolds Metals Company; UCAR International Inc.; and United States Enrichment Corporation.

         Irwin Lerner is the retired Chairman of the Board and Chairman of the Executive Committee of Hoffmann-La Roche Inc. From April 1980 to December 1992, Mr. Lerner was President and Chief Executive Officer of Hoffmann-La Roche Inc. He serves on the U.S. Advisory Board of the Zurich Insurance Company, and was Chairman of the Board of the New Jersey Governor ’s Council for a Drug Free Workplace. He is a Distinguished Executive-in-Residence at the Rutgers University Graduate School of Management. He is also a director of Axys Pharmaceuticals, Inc.; Covance Inc.; Medarex Inc.; Inhale Therapeutic Systems Inc.; Public Service Enterprise Group and its wholly owned subsidiary, Public Service Electric and Gas Company; and V. I. Technologies, Inc.

         Michael B. McCallister was elected President and Chief Executive Officer of the Company in February 2000. Before that, Mr. McCallister served as Senior Vice President—Health System Management from January 1998 to February 2000. Mr. McCallister served as Division I President from July 1996 to January 1998. He joined the Company in June 1974.

         W. Ann Reynolds, Ph.D. is President of the University of Alabama at Birmingham, a position she has held since September 1997. Before that, she served as Chancellor of the City University of New York, in New York, New York for seven years and Chancellor of the California State University system for eight years. She is also a director of Abbott Laboratories; iPhysician Net; Maytag Corporation; and Owens-Corning Fiberglass Corporation.

         The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

DIRECTOR ATTENDANCE

         During 1999, the Board of Directors met 7 times (6 regular meetings and 1 special meeting). All Directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members.

DIRECTOR COMPENSATION

         The following table shows compensation for Directors who are not employees:

     Compensation

Annual Board Retainer	$10,000
(Except for Chairman)	1,000 shares of Humana Stock at Fair Market Value Cash Payment of 30% of the Fair Market Value of Stock award

Annual Stock Option Grant*	5,000 stock options

Annual Fee for Committee Chairperson (except Executive Committee)	$3,000

Annual Fee—Executive Committee Members	$5,000

Board Attendance Fee (per meeting)	$2,000

Committee Attendance Fee (per meeting)	$1,000

*	Options granted on January 4, 1999 had an exercise price of $18.7813, the fair market value on that date.

         In addition, the Company paid certain local taxes which averaged approximately $580 per outside director.

         In 1999, as the Company’s Chairman of the Board of Directors, Mr. Jones received a $200,000 annual cash retainer in lieu of attendance fees and the annual board retainer fee outlined above. Mr. Jones receives the annual stock option grant described above and receives fees as an Executive Committee member. Mr. Jones served as Interim Chief Executive Officer from August 3, 1999 to February 3, 2000. In addition to Board of Directors’ responsibilities, Mr. Jones’ compensation reflects his continuing consultation on major initiatives of the Company and on corporate strategy and policy, and his external activities, including preserving and enhancing the image of the Company within the health care industry. Mr. Jones was provided office space, with an annual value of approximately $43,500 and administrative and secretarial support, with an annual cost of approximately $179,138. In addition, during 1999, the Company provided to Mr. Jones life and accidental death insurance, parking, use of the Company airplane, occupational tax, and membership to the fitness club at a cost of $58,272. Upon his retirement in December 1997, Mr. Jones elected to receive a lifetime annuity payment under the Officers Target Retirement Plan ( “OTRP”). Under the OTRP, Mr. Jones receives approximately $60,000 monthly. The Company will continue to provide the benefits and arrangements described above to Mr. Jones for at least as long as he serves as Chairman of the Board. In December 1999, the Board believed it was in the best interest of the Company to set out the terms and conditions as described above in a written agreement. This agreement formalizes the terms of Mr. Jones’ compensation as described herein until he no longer serves as Chairman of the Board or until December 31, 2004, whichever is longer.

         In 1999, in connection with his position as Vice Chairman of the Board, David A. Jones, Jr. received $30,000 as reimbursement for office expenses. Mr. Jones, Jr. also was granted options for 40,000 Shares of Company Common Stock at the fair market value on the date of grant.

         The following table shows benefits for Directors who are not employees:

     Benefits

Charitable Contributions	Company matches up to $20,000

Group Life and Accidental Death Insurance	$100,000

Business Travel Accident Insurance	$150,000

         Directors may elect to participate in the medical and dental benefit programs offered to all employees of the Company at the same rate that all employees pay. Only one director has elected this option.

         The Company also maintains the 1989 Stock Option Plan for Non-employee Directors pursuant to which options to purchase 15,000 Shares of the Common Stock are granted at 100% of fair market value to each Non-employee Director upon his or her initial election to the Board of Directors. In addition, options to purchase 5,000 Shares of the Common Stock are granted on the first business day of each January at 100% of fair market value to each Non-employee Director who has been a director continuously for at least the full calendar year prior thereto.

         No new non-employee director will receive any retirement benefits. The current directors have been grandfathered under the Company ’s Retirement Policy (the “Policy”). The Policy provides that a director who is not an employee must retire at the annual meeting following his or her seventy-third birthday. The retiring director is entitled to elect to receive either (1) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997, or (2) in lieu thereof, an actuarially equivalent joint and survivor annuity payment. In addition, each retiring director also receives an annual matching charitable contribution benefit of 50% of the annual retirement benefit. Benefits are prorated for any retiring director who has not served at least ten years on the Board of Directors. Currently, the Company is paying benefits under the Policy to two former directors and has a separate letter agreement with one other former director that was executed before the adoption of the Policy. The benefits under the letter agreement are comparable to those under the Policy.

BOARD COMMITTEES

         The Company has Audit, Executive, Investment, Medical Affairs, Nominating & Corporate Governance, and Organization & Compensation Committees of its Board of Directors. During 1999, an ad hoc Search Committee was established to select the President and Chief Executive Officer. Its members were Michael E. Gellert, David A. Jones, Jr. and Irwin Lerner. In 1999, the Company adopted written charters for each of the Board Committees. The members of the Audit and Organization & Compensation Committees are independent outside directors as defined by the Securities and Exchange Commission and the New York Stock Exchange. Membership as of the Record Date was as follows:

Audit	Executive	Investment
Michael E. Gellert, Chairman	David A. Jones, Chairman	W. Ann Reynolds, Ph.D., Chairwoman
K. Frank Austen, M.D.	Michael E. Gellert	K. Frank Austen, M.D.
John R. Hall	David A. Jones, Jr.	Michael E. Gellert
Irwin Lerner	Michael B. McCallister	David A. Jones, Jr.

Medical Affairs	Nominating & Corporate Governance	Organization & Compensation
K. Frank Austen, M.D., Chairman	John R. Hall, Chairman	Irwin Lerner, Chairman
Irwin Lerner	David A. Jones, Jr.	K. Frank Austen, M.D.
W. Ann Reynolds, Ph.D.	W. Ann Reynolds, Ph.D.	Michael E. Gellert
John R. Hall

         The primary functions and the number of meetings held in 1999 of each Board Committee follows:

Audit Committee                                                                                                                                                                                                                    6 meetings in 1999

•	Recommends to the Board the appointment of the Company’s independent accountants;
•
Meets with the independent accountants and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized and, at the conclusion, reviews such audit;

•
Reviews with the independent accountants, the Company’s internal auditor, and financial and accounting personnel, the effectiveness of the accounting and financial controls of the Company and makes recommendations for the improvement of such internal control procedures;

•
Reviews the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent accountants;

•	Receives prior to each meeting, a summary of findings from completed internal audits and progress reports on the proposed internal audit plan;
•
Reviews the financial statements contained in the annual report and other reports to stockholders with management and the independent accountants to determine that the external auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles;

•	Confers independently with the internal auditors and the independent accountants; and
•	Determines the appropriateness of fees for audit and non-audit services performed by the independent accountants.

Executive Committee                                                                                                                                                                                                               5 meetings in 1999

•	Exercises all the powers of the Board of Directors except as otherwise provided by Delaware law and the Company’s Bylaws during intervals between meetings of the Board;
•	Establishes or discontinues bank depositories for the Company’s funds in accordance with existing credit agreements; and
•	Approves guarantees required of the Company to support operations of subsidiaries which are at least 80% owned by the Company.

Investment Committee                                                                                                                                                                                                              2 meetings in 1999

•	Establishes investment objectives and policies for the various investment portfolios of the Company and investment options available under various employee benefit plans; and
•	Analyzes and ratifies the investment decisions.

Medical Affairs Committee                                                                                                                                                                                                          2 meetings in 1999

•	Identifies members’ needs in the facilitation of health services and oversees their implementation;
•
Reviews the effectiveness of the functions which form managed care partnerships with physicians and which develop medical management processes designed to improve the quality of care delivered to the Company’s members; and

•	Reviews processes which allow the Company to maintain accreditation and meet quality-based regulatory requirements.

Nominating & Corporate Governance Committee                                                                                                                                                                                      1 meeting in 1999

•	Recommends to the full Board criteria for the selection and qualification of the members of the Board;
•	Evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting;
•	Seeks out possible candidates and aids in attracting highly qualified candidates to serve on the Board;
•	Recommends for Board approval, candidates to fill vacancies on the Board which occur between annual meetings;
•	Studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board; and
•	Considers the overall relationship of the Board and management.

Organization & Compensation Committee                                                                                                                                                                                           4 meetings in 1999

•	Reviews and approves salary levels, salary increases and bonuses for executive officers of the Company and other executive officers;
•	Administers the Company ’s equity compensation plans;
•	Reports to the Board regarding performance appraisals and remuneration information concerning the Chief Executive Officer and other executive officers;
•
Reviews and recommends to the Board additional executive compensation and employee benefit programs, including incentive-based compensation programs, non-cash compensation programs, retirement and savings plans, severance programs, and any material changes to existing programs; and

•	Reviews and approves changes required by law to be made to existing employee benefit programs.

CORPORATE GOVERNANCE

         The Board’s corporate governance guidelines incorporate principles by which the Board has been operating for many years. The guidelines are intended to serve as a flexible network within which the Board may conduct its business, not as a set of legally binding obligations. They should be interpreted in the context of all applicable laws and the Company’s articles of incorporation, bylaws and other governing legal documents. The guidelines are as follows:

•	Established the Nominating & Corporate Governance Committee of the Board.
•
A majority of the Directors should come from outside the Company and independence is important in the selection of new candidates. The Board selects candidates and extends invitations to join the Board.

•
The Board of Directors meets on a bi-monthly basis. Special sessions are scheduled as required. The Chairman and the President set the agenda, and directors may suggest items for inclusion. Information is made available to the Board of Directors a reasonable period of time before each meeting.

•	Only outside directors serve on the Company’s Audit and Organization & Compensation Committees.
•	All directors stand for election every year.
•	Outside directors meet in executive session as required.
•	Every year the Board of Directors reviews and approves a one-year operating plan for the Company.

Organization & Compensation Committee Interlocks and Insider Participation

         All members of the Organization & Compensation Committee are Non-employee Directors and no member has any direct or indirect material interest in, or a relationship with, the Company, other than stock holdings as discussed herein and as related to his or her position as director. During 1999, no member of the Organization & Compensation Committee had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

STOCK OWNERSHIP INFORMATION

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 ( “Exchange Act”) requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required to furnish the Company with copies of all the forms they file.

         During the year ended December 31, 1999, based upon the Company’s knowledge of stock transfers, review of copies of these reports and written representations by the persons furnished to the Company, all executive officers, directors and greater than ten percent beneficial owners of the Company’s Common Stock complied with Section 16(a) filing requirements applicable to the Company except that one report for each of Michael B. McCallister and Bruce D. Perkins was inadvertently filed late in connection with a stock option exercise. Both Mr. McCallister and Mr. Perkins still own such shares. Also, Gregory K. Rotherham filed one late report in connection with a stock purchase. Mr. Rotherham still owns such shares.

         The Company has a program to oversee the compliance of its officers and directors in their reporting obligations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS OF COMPANY COMMON STOCK

Principal Stockholders of the Company

         The following table shows certain data with respect to those persons known by the Company to be the beneficial owners of 5% or more of the outstanding Common Stock of the Company as of the Record Date.

Dreman Value Management, L.L.C. 10 Exchange Place Jersey City, NJ 07203	16,704,948 shares	9.9%(1)(2)

Scudder Kemper Investments, Inc. Scudder, Stevens & Clark Inc. Two International Place Boston, MA 02110	13,852,769 shares	8.3%(1)(3)

Wellington Management Company, LLP 75 State Street Boston, MA 02109	12,699,800 shares	7.6%(1)(4)

Franklin Resources, Inc. Charles B. Johnson Rupert H. Johnson, Jr. 777 Mariners Island Boulevard San Mateo, CA 94404 -and- Templeton Global Advisors Limited Lyford Cay, P.O. Box N-7759 Nassau, Bahamas	12,356,486 shares	7.4%(1)(5)

J. & W. Seligman & Co. Incorporated William C. Morris 100 Park Avenue New York, NY 10017	11,576,000 shares	6.9%(1)(6)

Vanguard Specialized Funds Vanguard Health Care Fund P.O. Box 2600 V37 Valley Forge, PA 19482	11,445,000 shares	6.8%(1)(7)

David A. Jones Chairman of the Board	9,050,113 shares	5.4%(1)(8)

(1)	The percentage is based on 167,746,710 shares outstanding on the Record Date.

(2)
Based upon a Form 13G/A filed with the Commission for the year ended December 31, 1999, Dreman Value Management, L.L.C. has sole power to vote 15,702,651 shares; has no shared power to vote any shares; has sole power to dispose of 16,704,948 shares; and has no shared power to dispose of shares.

(3)
Based upon a Form 13G filed with the Commission for the year ended December 31, 1999, Scudder Kemper Investments, Inc. has sole power to vote 13,849,670 shares; has sole power to dispose of 13,852,769 shares; and has no shared power to vote or dispose of any shares.

(4)
Based upon a Form 13G filed with the Commission for the year ended December 31, 1999, Wellington Management Company, LLP has shared power to vote 1,161,000 shares; has shared dispositive power to vote 12,699,800; and no sole power to vote or dispose of any shares.

(5)	Based on a Form 13G/A filed with the Commission for the year ended December 31, 1999, the following companies and/or principal shareholders vote shares as follows:

Sole power to vote or direct the vote and sole power to dispose or to direct the disposition of shares:
Franklin Resources, Inc. (Parent Holding Co.)	0
Charles B. Johnson (Principal Shareholder of Parent Holding Company)	0
Rupert H. Johnson, Jr. (Principal Shareholder of Parent Holding Company)	0
Templeton Global Advisors Limited (Investment Advisor)	12,062,468
Templeton Management Limited (Advisory Subsidiary)	226,400
Templeton/Franklin Investment Services, Inc. (Advisory Subsidiary)	64,118
Templeton Investment Management Limited (Advisory Subsidiary)	3,500

No shared power to vote, direct to vote, dispose of or direct the disposition of any shares.

(6)
Based upon a Form 13G filed with the Commission for the year ended December 31, 1999, J. & W. Seligman & Co. Incorporated (JWS) and William C. Morris, majority owner of outstanding voting securities of JWS, has shared power to vote 8,139,937 shares; has shared dispositive power to vote 11,576,000; and has no sole power to vote or dispose of any shares.

(7)
Based upon a Form 13G filed with the Commission for the year ended December 31, 1999, Vanguard Specialized Funds-Vanguard Health Care Fund has sole power to vote 11,445,000 shares; has shared dispositive power to vote 11,445,000 shares; and has no shared voting or sole dispositive power to vote any shares.

(8)	Based upon a Form 4 filed with the Commission for the month of January 2000. Includes 10,000 shares which may be acquired through the exercise of currently exercisable options.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table shows stock ownership by each Named Executive Officer, (except Dr. Reeves and Mr. Wolf who resigned prior to March 1, 2000), and by the Company’s directors and executive officers as a group as of March 1, 2000, unless otherwise indicated.

	Company Common Stock Beneficially Owned as of March 1, 2000(1)(2)	Percent of Class(3)
David A. Jones(4)	9,050,113	5.40
K. Frank Austen, M.D.	35,500
Michael E. Gellert	153,700
John R. Hall	58,588
David A. Jones, Jr.	425,642
Irwin Lerner	55,000
Michael B. McCallister	420,080
W. Ann Reynolds, Ph.D.	52,600
Kenneth J. Fasola	248,015
James E. Murray	298,645
All directors and executive officers as a group (19 in number, including those named above (“Group”))	11,814,456	7.04

(1)
Beneficial ownership of Shares of Company Common Stock, for purposes of this Proxy Statement, includes Shares of Company Common Stock as to which a person has or shares voting and/or investment power. These footnotes describe whenever an individual shares voting and/or investment power over the Shares of Company Common Stock beneficially owned by them.

As described in the footnotes, the number of Shares of Company Common Stock listed excludes:

(a)	the interest of certain persons in Shares of Company Common Stock held by family members in their own right; and

(b)
certain Shares of Company Common Stock held for the benefit of such individuals by the Humana Retirement and Savings Plan (the “HRSP”) on February 1, 2000, (the latest date for which the information is available), over which the employee participant has no voting or investment power. They are as follows: M. B. McCallister-9,790; K. J. Fasola-1,017; J. E. Murray-2,359; and Group-31,363.

The number of Shares of Company Common Stock listed, however, includes:

(a)
certain Shares of Company Common Stock held for the benefit of the individuals in the HRSP as of February 1, 2000, over which the employee participant has no voting power but does have investment power. In certain circumstances, such as a merger or reorganization, voting rights on all Shares of Company Common Stock pass to the individual HRSP participant in which case all HRSP Shares of Company Common Stock could be deemed to be beneficially owned. They are as follows: M. B. McCallister-27,832; K. J. Fasola-18,187; J. E. Murray-7,565; and Group-105,364.

(b)
Shares of Company Common Stock which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after March 1, 2000 under the Company’s 1989 Stock Option Plan for Employees, the 1989 Stock Option Plan for Non-employee Directors and the 1996 Stock Incentive Plan for Employees (collectively the “Stock Option Plans ”). They are as follows: D. A. Jones-10,000; K. F. Austen, M.D.-30,000; M. E. Gellert-30,000; J. R. Hall-45,000; D. A. Jones, Jr.-205,001; I. Lerner-40,000; M. B. McCallister-357,400; W. A. Reynolds, Ph.D.-45,000; K. J. Fasola-202,298; J. E. Murray-264,705; and Group-2,047,271.

(2)
Excludes shares of Company Common Stock held by directors’ spouses over which they have no voting or investment power. They are as follows: D. A. Jones-1,385, D. A. Jones, Jr.-72; I. Lerner-1,000; and W. A. Reynolds, Ph.D.-87.

(3)	Unless indicated, less than 1% of the class.

(4)	Excludes Shares of Company Common Stock owned by children of Mr. Jones who are past the age of majority over which Mr. Jones has no voting or investment power.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION OF THE COMPANY

         The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the past three years by (1) the Chairman who served as the Interim Chief Executive Officer (2) a former President and Chief Executive Officer and (3) each of the four other highest compensated executive officers of the Company serving at December 31, 1999, (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary $	Bonus(2) $	Other Annual Compensation(3) $	Restricted Stock Awards(4) #	Value of Unvested Restricted Stock at Year End(4) $	Number of Securities Underlying Options #	All Other Compensation(3) $
David A. Jones (1)	1999	205,000	—	56,891	—	—	5,000	720,070
Chairman (Former	1998	205,000	—	52,780	—	—	5,000	840,081
Interim Chief	1997	1,012,440	2,500,000	85,460	—	—	170,000	897,898
Executive Officer
8/1999-2/2000)

Michael B. McCallister	1999	350,000	250,000	75,247	—	94,375	130,000	97,573
President & Chief	1998	350,000	228,900	282,680	12,000	—	152,860	62,279
Executive Officer	1997	280,384	100,000	151,665	—	—	60,000	47,845
(Elected 2/2000)

Kenneth J. Fasola	1999	432,578	235,000	27,884	—	117,970	130,000	73,991
Chief Operating	1998	284,792	186,194	19,470	15,000	—	249,440	48,579
Officer—Small Group	1997	260,000	145,000	13,769	—	—	80,000	52,496
Division

James E. Murray	1999	320,000	175,000	18,996	—	117,970	130,000	78,579
Chief Operating	1998	277,260	181,238	9,961	15,000	—	168,805	43,839
Officer—Health Plan	1997	225,000	100,000	8,611	—	—	65,000	27,643
Division

Gregory H. Wolf	1999	500,685	500,685	9,750	—	—	200,000	2,681,229
Former President	1998	800,000	697,600	56,921	—	—	434,664	122,713
& Chief Executive	1997	571,233	200,000	35,771	100,000	—	384,000	114,095
Officer (Resigned
8/1999)

Jerry D. Reeves, M.D.	1999	320,000	45,600	18,559	—	78,646	50,000	52,731
Former Sr. Vice	1998	320,000	209,280	11,698	10,000	—	166,200	11,256
President and Chief	1997	265,627	180,000	95,298	6,000	—	100,000	—
Medical Officer
(Resigned 2/2000)

(1)
Mr. Jones resigned as Chief Executive Officer on December 1, 1997. Since that time, he has been and continues to be non-employee Chairman of the Board. In August 1999, Mr. Jones assumed the position of Interim Chief Executive Officer, a position he held until the appointment of Mr. McCallister in February 2000. See Director Compensation for further information regarding amounts Mr. Jones received as an outside director. The amounts in the Salary column and the Options columns represent Mr. Jones’ Board fees for 1998 and 1999.

(2)
The amounts include retention bonuses for Messrs. Wolf and Fasola in 1997 in connection with the merger of EMPHESYS Financial Group, Inc. (“EFG”) in the amounts $200,000 and $75,000, respectively. Dr. Reeves’ 1997 award reflects a bonus of $100,000 received when he joined the Company. The 1997 award of $2,500,000 for Mr. Jones was in connection with his leadership in guiding the Company through a period of strategic and management change and his retirement as Chief Executive Officer.

(3)
Other Annual Compensation includes Company provided transportation, executive insurance and relocation expenses which are listed in the table below. All Other Compensation represents amounts contributed or accrued to the HRSP and contributions and earnings related to the Supplemental Executive Retirement Plan and Thrift Excess Plan (“Long Term Benefit Plans ”). The breakdown is listed in the table below. Mr. Jones 1999 and 1998 “Other” amounts represent annuity payments he received from the Company’s OTRP as a result of his retirement. Mr. Wolf’s 1999 “Other” consists of the payout of his benefit under the OTRP of $965,530 and severance amounts paid pursuant to his Employment Agreement upon his resignation in an amount of $1,700,000.

(4)
The value of unvested restricted stock is based on the average price of the Company Common Stock as of December 31, 1999 of $8.0313 less amounts paid by the recipient. After deducting the consideration paid, the shares held by Messrs. McCallister, Fasola, Murray and Dr. Reeves had a pretax value based on a fair market value of $14.375 as of the date of grant of $170,500, $213,125, $213,125 and $142,083, respectively. The Company has not paid any dividends, but holders of restricted stock are entitled to dividends, if paid. Mr. Wolf was awarded 100,000 Shares of restricted stock at the time of his promotion to Chief Executive Officer in 1997. One third of this award vested in 1998 with the remaining award accelerating upon his resignation. Dr. Reeves was awarded 6,000 Shares of restricted stock upon his date of hire, which vested one year from date of grant (1/27/98). Dr. Reeves’ 1998 awards were forfeited upon his leaving the Company in February 2000. The 1998 restricted stock awards for Messrs. McCallister, Fasola, and Murray had the potential to vest in equal one-third installments beginning on January 1, 2000, provided the Company achieved earnings per share (“EPS”) equal to the minimum management incentive plan goal for the previous year. As the 1999 goal was not met, and the awards are cumulative, two-thirds of the award may vest January 1, 2001, provided the Company achieves EPS equal to the minimum management incentive plan goal established for 2000.

	Other Annual Compensation				All Other Compensation
	Year	Transportation $	Exec. Ins. $	Relocation/Misc $	Contribution $	Earnings/(Losses) $	Other $
David A. Jones	1999	49,875	4,044	2,972	—	—	720,070
	1998	44,768	5,040	2,972	—	—	840,081
	1997	81,682	3,778	—	387,113	510,785

Michael B. McCallister	1999	14,196	1,176	59,875	89,430	8,143
	1998	10,892	1,310	270,478	47,750	14,529
	1997	16,226	1,032	134,407	33,511	14,334

Kenneth J. Fasola	1999	26,437	1,447	—	91,633	(17,642)
	1998	18,412	1,058	—	45,180	3,399
	1997	13,301	468	—	45,229	7,267

James E. Murray	1999	17,921	1,075	—	72,637	5,942
	1998	8,935	1,026	—	39,261	4,578
	1997	7,379	832	400	23,954	3,689

Gregory H. Wolf	1999	7,846	1,904	—	4,800	10,899	2,665,530
	1998	53,925	2,996	—	108,584	14,129
	1997	33,665	2,106	—	106,706	7,389

Jerry D. Reeves, M.D.	1999	10,500	1,075	6,984	52,336	395
	1998	10,500	1,198	—	11,256	—
	1997	9,490	982	84,826	—	—

1999 STOCK OPTION GRANTS

         The following table provides information on stock options granted to the Named Executive Officers during the year ended December 31, 1999.

	Date of Award (1)	Number of Securities Underlying Granted (1) #		% of Total Options Granted To Employees in 1999%	Exercise Price Per Share (2) $	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (3)
							5% $	10% $
David A. Jones	01/04/99	5,000	(4)	.13	18.7813	01/04/09	59,057	149,663

Michael B. McCallister	01/15/99	30,000.77			19.2500	01/15/09	363,187	920,386
	11/18/99	100,000		2.57	7.4688	11/18/09	469,709	1,190,334

		130,000		3.34			832,896	2,110,720

Kenneth J. Fasola	01/15/99	30,000.77			19.2500	01/15/09	363,187	920,386
	11/18/99	100,000		2.57	7.4688	11/18/09	469,709	1,190,334

		130,000		3.34			832,896	2,110,720

James E. Murray	01/15/99	30,000.77			19.2500	01/15/09	363,187	920,386
	11/18/99	100,000		2.57	7.4688	11/18/09	469,709	1,190,334

		130,000		3.34			832,896	2,110,720

Gregory H. Wolf	01/15/99	200,000		5.14	19.2500	08/03/01	509,633	1,058,254

Jerry D. Reeves, M.D.	01/15/99	30,000.77			19.2500	01/15/09	363,187	920,386
	09/09/99	20,000.51			9.5938	09/09/09	120,670	305,801

		50,000		1.28			483,857	1,226,187

(1)
Messrs. McCallister, Fasola, Murray and Dr. Reeves each received 5,194 incentive stock options on 1/15/99, with the balance being non-qualified options. The 1/15/99 options become exercisable in equal annual one third installments. The 09/09/99 and 11/18/99 stock option grants were all non-qualified options exercisable in equal one third installments. In the event of a Change in Control of the Company, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, during the 60-day period following the Change in Control, any stock option (or portion thereof) may generally be surrendered for cancellation for a payment of the difference between the market and option price as more fully described in the 1996 Plan.

(2)
The exercise price per share for all options was equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash or, at the discretion of the Organization & Compensation Committee, in Shares of Company Common Stock valued at fair market value on the date immediately preceding the date of exercise, or any combination thereof.

(3)
The dollar amounts in this table represent the potential realizable value of the stock options granted, assuming that the market price of the Shares of Company Common Stock appreciate in value from the date of grant to the end of the option term at annualized rates of 5% and 10%. Therefore, these amounts are not the actual value of the options granted and are not intended to forecast possible future appreciation, if any, of Company Common Stock prices. No assurances can be given that the stock price will appreciate at these rates or experience any appreciation at all. The average trading price of the Company’s Common Stock was $8.0313 on December 31, 1999.

(4)	Mr. Jones received his shares pursuant to the Directors Plan as approved by the stockholders.

1999 OPTION EXERCISES AND YEAR-END VALUES

         The following table provides information on the value of stock options exercised during the year ended December 31, 1999 and the year-end values of unexercised options for the Named Executive Officers.

	Shares Acquired On Exercise $	Value Realized $	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised “In-the-Money” Options at Year End(1)
			Exercisable #	Unexercisable #	Exercisable $	Unexercisable $
David A. Jones(2)	—	—	5,000	5,000	—	—

Michael B. McCallister	5,000	54,090	329,748	182,112	183,600	56,250

Kenneth J. Fasola	—	—	156,490	182,950	—	56,250

James E. Murray	(3)	—	223,436	172,869	183,600	56,250

Gregory H. Wolf	—	—	984,664	—	—	—

Jerry D. Reeves, M.D.	—	—	72,534	103,666	—	—

(1)
The Value of Unexercised “In-the-Money” Options is based on the difference between the December 31, 1999 (the last trading day of 1999) average trading price of the Company’s Common Stock of $8.0313 as reported on the New York Stock Exchange Composite Tape, and the exercise price of the options. If the December 31, 1999 average trading price of $8.0313 is less than the per share exercise price, no amounts are shown.

(2)	Mr. Jones, receiving no value in return, forfeited 470,000 exercisable stock options with prices ranging from $18.8125—$19.3125 in order to increase the pool of options available to other employees.

(3)	In October 1999, Mr. Murray had 5,250 options with an exercise price of $8.6498 expire unexercised as the exercise price was greater than the current trading price.

OFFICER’S TARGET RETIREMENT PLAN

         The Company also has in effect the OTRP, which is a non-qualified, unfunded plan providing supplemental retirement benefits to each elected Company officer, including the Named Executive Officers, and other designated key employees.

         The following table illustrates the estimated maximum annual benefit which would be payable at age 65 to a participant, at various average compensation levels for specified years of credited service, under the OTRP:

Estimated OTRP Maximum Annual Benefit at Age 65
For Years of Credited Service Shown (1)(2)

Average Rate of Compensation	10 Years	15 Years	20 Years	25 Years	30 Years
$ 100,000	$ 16,700	$ 25,050	$ 33,400	$ 41,750	$ 50,000
200,000	33,400	50,100	66,800	83,500	100,000
300,000	50,100	75,150	100,200	125,250	150,000
400,000	66,800	100,200	133,600	167,000	200,000
500,000	83,500	125,250	167,000	208,750	250,000
600,000	100,200	150,300	200,400	250,500	300,000
700,000	116,900	175,350	233,800	292,250	350,000
1,000,000	167,000	250,500	334,000	417,500	500,000
1,500,000	250,500	375,750	501,000	626,250	750,000
2,000,000	334,000	501,000	668,000	835,000	1,000,000

(1)
These estimates are based on the assumption that (a) the OTRP will be continued under its present terms; (b) the participant will continue with the Company until, and retire at, age 65; and (c) the participant elected to receive an annual distribution instead of a lump sum payment.

(2)
The amounts shown are the total targeted retirement benefit and are reduced with respect to benefits received under the Retirement Account in the HRSP, the Supplemental Executive Retirement Plan and Social Security benefits.

         The benefits will be based on salary and incentive compensation under the OTRP. The maximum years of service credited under the OTRP are 30 years, unless otherwise changed by the Board of Directors. The years of service for each of the other Named Executive Officers are as follows: Michael B. McCallister—26; Kenneth J. Fasola—10; James E. Murray—10. Upon termination, Gregory H. Wolf was credited with 10 years of service and Jerry D. Reeves, M.D. was credited with 3 years of service. Messrs. Wolf and Fasola were credited for their years of service with EFG.

CERTAIN AGREEMENTS

         In March 1999, the Company entered into an agreement with Mr. Fasola pursuant to which he 1) serves as a senior officer of the Company at an annual base salary in an amount not less than $470,000, 2) participates in an incentive plan providing for a target incentive compensation amount of not less than 75% of his base salary but was guaranteed a minimum of 50% of base salary as bonus for the 1999 Performance Year, and 3) is eligible for participation in all benefit plans and programs made available by the Company for its executive employees. In the event of termination of employment without Good Cause (as defined in the agreement), or with Good Cause under certain circumstances as set out in the Agreement, or pursuant to disability or death, the Company will pay to him or his estate a prorated bonus calculated on the basis of 100% of base salary, plus a severance amount equal to one year’s base salary. He is also entitled to continue coverage under the Company’s life, health and disability plans for a 12-month period upon the same terms and costs for other employees of the Company. Additionally, all restricted shares shall become vested and all stock options shall become fully vested and shall be exercisable for a two-year period following his termination. In the event of termination of employment with Good Cause, Mr. Fasola would receive an amount equal to his then current base salary earned but not yet paid and shall have a period of 90 days to exercise any vested options. Mr. Fasola would forfeit any unvested options or restricted shares.

         In the event of termination of employment because Mr. Fasola gives notice of termination of the agreement, or because Mr. Fasola voluntarily terminates his employment during the Employment Period, then the Company shall pay to him an amount equal to his base salary. Any bonus payable shall be prorated. He is also entitled to continue coverage for a 12-month period under the Company’s life, health and disability plans upon the same terms and costs for other similarly situated employees of the Company.

         In the event of termination of employment following a Change in Control, as defined in the agreement, then Mr. Fasola shall receive 1) his full base salary earned but not yet paid through the termination date at the greater of the rate in effect at the time of the Change in Control or the Termination Date (Higher Annual Base Salary), plus any incentive compensation which has been earned, 2) an amount equal to one and one-half times the amount equal to the sum of the Higher Annual Base Salary plus the maximum target incentive compensation which could have been earned, and 3) continued coverage for a two-year period, at the Company ’s expense, under all life, health, dental, accidental death and dismemberment and disability insurance.

         Mr. Wolf had a similar agreement with the Company and upon his resignation was paid benefits thereunder. See “Summary Compensation Table.”

         In December 1999, the Company entered into an agreement with Mr. Jones (“Jones Agreement”) formalizing the payments he is receiving as Chairman of the Board. See “Director Compensation” for a description of the terms of the Jones Agreement.

         All officers elected by the Board of Directors, including the Named Executive Officers, generally receive health benefits upon termination for themselves and their eligible dependents at a predetermined rate until the earlier of attainment of age 65 or obtaining other coverage.

         The Company has entered into agreements with all other officers, including Messrs. McCallister and Murray, and key management employees, which for a two-year period following a Change in Control provide certain benefits upon termination. Such termination shall be involuntary or shall be due to a resignation as a result of a change in responsibilities or compensation. Under these agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual ’s annual base salary, and the maximum incentive compensation payable to him or her, by a multiple ranging from one to one and one-half.

         In addition, in the event of a Change in Control of the Company, benefits are payable under the Company’s Stock Option Plans, and health, life and disability insurance coverage are available.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

         In 1994, the Company entered into an agreement with JAPC, Inc. (“JAPC”), which is owned by David A. Jones. The Company provides hangar space, pilot services and maintenance for an airplane owned by JAPC, and the Company may also use the JAPC pilots to fly Company aircraft. The rate paid for the hangar space is at least as favorable to the Company as market rates for comparable space. The Company is fully reimbursed for the cost of airplane maintenance. Either party upon 30 days ’ written notice generally may terminate the agreement. For the year ended December 31, 1999, the Company was reimbursed by JAPC $54,829.

         Effective January 1998, the Company entered into an Aircraft Interchange Agreement with JAPC. Under the terms of the Agreement, the Company leases its aircraft to JAPC and JAPC leases its aircraft to the Company. The lessee exchanges with the lessor equal time on the lessee ’s aircraft. The Company and JAPC each bill the other for any flights that occurred in the preceding month. Any difference in number of hours is carried over to succeeding months and is offset against flight hours on aircraft of the other party. Either party upon 60 days’ written notice generally may terminate the agreement. For the year ended December 31, 1999 the Company used JAPC’s aircraft 39.6 hours and JAPC used the Company ’s aircraft 38.9 hours.

         In 1995, the Company completed a commitment to invest $1 million in the African-American Venture Capital Fund, LLC., a Kentucky Limited Liability Company (“Fund”). This investment makes the Company a greater than 10% stockholder of the Fund. David A. Jones made a similar investment in the Fund and is also a greater than 10% stockholder of the Fund. David A. Jones, Jr. is a director of the Fund. The Fund was established to provide capital and management resources to enhance the growth and development of businesses owned by African-Americans living in the metropolitan Louisville, Kentucky area.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

Executive Officer Compensation Policy

         The Organization & Compensation Committee (the “Committee”) administers the Company’s executive officer compensation program, the key components of which are base salary, incentive compensation, stock option and restricted stock awards. Each member of the Committee is an independent non-employee director who has never been an employee of the Company.

         The executive officer compensation program rewards executive officers for short and long-term performance. In addition to base salary, executive officers are compensated on a performance-oriented basis through the use of incentive compensation linking both short and long-term results. One component, the annual incentive bonus, permits team and individual performance to be recognized on an annual basis and is based, in part, on an evaluation of the contribution made by the officer to Company performance. Stock options are included in the compensation program to reward executive officers for longer-term strategic actions that increase Company value. This use of stock options directly relates a significant portion of each executive officer’s long-term remuneration to the Company’s stock price, and thus aligns the executive’s compensation with the interests of the Company’s other stockholders. The granting of stock options, as well as the limited use of restricted stock is used to: (1) recognize promotions of executives into positions of significant responsibilities, (2) recognize significant accomplishments of executives, particularly as the accomplishments impact growth, profits and/or competitive positioning, and (3) as an additional incentive to attract and retain high level executive talent. The Committee uses outside consultants to assist it in evaluating the various components of executive officer compensation.

         The executive officer compensation program is designed to allow the Company to be competitive in the marketplace in attracting, motivating and retaining key executive officers. The marketplace is defined as both (1) publicly traded companies approximating the Company’s revenue and employee size, and (2) specific companies in the managed care industry. The Committee believes this definition of the marketplace provides a good benchmark for analyzing competitiveness of the Company’s executive compensation program. The Committee considers the overall compensation package when setting any one component of compensation. Although data from specific competitors in the managed care industry is used in the compensation analysis, because of mergers in the managed care industry, the Company uses a health care index in its Stock Performance graph instead of a specific peer group.

         Several circumstances arose during 1999 which affected the Committee’s decisions regarding its executive officer compensation. The Company entered into an Employment Agreement with Mr. Fasola dated March 29, 1999, which governs the compensation and bonus arrangements for Mr. Fasola. On August 3, 1999, Mr. Wolf resigned as President and Chief Executive Officer, and Mr. Jones, Chairman of the Board agreed to act as Interim Chief Executive Officer. An Office of the Chairman was established to assist Mr. Jones. The members of the Office of the Chairman were Kenneth J. Fasola, Michael B. McCallister and James E. Murray. To recognize the additional responsibilities assumed by members of the Office of the Chairman and to have some compensation equity among its members, the Committee made certain decisions which are described under “Incentive Compensation” herein. Subsequently, on February 2, 2000, the Board elected Mr. McCallister as President and Chief Executive Officer.

Base Compensation

         Base compensation for executive officers is determined by an assessment of overall company performance, executive officer performance, changes in executive officer responsibilities and relevant marketplace data. While many aspects of performance can be measured in financial terms, the Committee also evaluates senior management in areas of performance that are more subjective. These areas include the development and execution of strategic plans, the exercise of leadership in the development of management and associates, innovation and improvement in the Company’s products and processes, as well as the executive’s involvement in industry groups and in the communities that the Company serves. The Company’s policy is to collectively set executive base salaries between the median and the 75th percentile of the Company’s peer group. Individual salaries are established in alignment with this target to ensure the attraction, development and retention of superior talent and in relation to individual executive performance.

Incentive Compensation

         The Company’s incentive compensation plans are designed to reward officers and designated key associates for the attainment of financial goals and other performance objectives approved annually by the Committee. Incentive compensation objectives are constructed to encourage profitability and growth while taking into account non-routine factors such as acquisitions that may be integral to the growth strategy of the Company. As an outside Director, Mr. Jones did not participate in any incentive compensation program during 1999. During 1999, the Company had two incentive compensation plans that covered its executive officers. Until his resignation in August 1999, Mr. Wolf participated in the Humana Inc. Executive Management Incentive Compensation Plan—Group A, providing for an award based solely on the attainment of pre-established Company consolidated net income objectives, with maximum potential payments of 100% of base pay. Pursuant to Mr. Wolf’s Employment Agreement with the Company, he received a prorated amount of incentive compensation upon his resignation. Mr. Fasola’s Employment Agreement provided for an incentive compensation payment of not less than 50% of his base salary for 1999. All other executive officers, including Messrs. McCallister and Murray and Dr. Reeves, were covered by the Company’s 1999 Management Incentive Plan, which based 70-80% of awards on the attainment of certain earnings and growth goals for 1999 and 30-20% of the award being discretionary, with a maximum potential payment of 75% of base pay. The non-discretionary components of this plan were not met. For 1999, approximately 20% of the target award was awarded based on the discretionary component. Dr. Reeves ’ discretionary payment for 1999 was $45,600. In determining the appropriate incentive compensation for Messrs. Fasola, McCallister and Murray, the Committee considered their additional duties as members of the Office of the Chairman and Mr. Fasola’s Employment Agreement. In lieu of any other 1999 incentive compensation, the Committee awarded Mr. Fasola a bonus of $235,000, Mr. McCallister a bonus of $250,000, and Mr. Murray a bonus of $175,000.

Equity Compensation

         The Company uses stock options and restricted stock awards to reward officers and key associates for long-term performance and as a method to attract, motivate, and retain these key employees. The use of equity based compensation provides a vital, long-term link between the results achieved for the Company’s stockholders and the rewards provided to executive officers and other associates.

         All stock options are granted at the fair market value of the Company’s stock on the date of grant. The Committee determines the aggregate amounts, terms and timing of stock option and restricted stock awards with the assistance of outside consultants. The number of shares covered by each award reflects the executive’s level of responsibility along with past and anticipated future contributions to the Company.

         In 1998, the Company awarded performance-based, restricted stock to approximately 86 employees, including the Named Executive Officers other than Mr. Jones and Mr. Wolf, which could vest in equal one-third installments beginning January 1, 2000, provided the Company achieved earnings per share objectives equal to the minimum management incentive compensation goal in the previous fiscal year. The objective was not met in 1999, and none of the restricted shares vested. The vesting is cumulative so that up to two-thirds of the award have the potential to vest in 2001 based on the performance goals for the year 2000. The Committee limits the use of restricted stock awards. Other than two grants to newly hired executive officers, no restricted stock awards were granted in 1999, and the Committee does not anticipate granting any in the foreseeable future.

         In 1999, the Committee granted options and restricted stock totaling approximately 2.4% of the Company’s outstanding Common Stock. In connection with their appointment to the Office of the Chairman, the Committee awarded an option for 100,000 shares each in addition to the annual option grant in January 1999 of 30,000 shares each. Mr. Wolf received an option for 200,000 Shares and Dr. Reeves received options for 50,000 Shares. See also “Summary Compensation Table,” and “1999 Stock Option Grants” for a description of stock options granted in 1999.

Chief Executive Officer Compensation

         Mr. Wolf resigned as Chief Executive Officer in August 1999. See the “Summary Compensation Table” for a description of his compensation and severance payments. During 1999, Mr. Jones did not receive any additional compensation for serving as Interim Chief Executive Officer.

Executive Compensation Tax Deductibility

         The Omnibus Budget Reconciliation Act of 1993 amended the Code to generally provide that compensation paid by publicly-held corporations to the chief executive officer and the four most highly paid senior executive officers in excess of $1 million per year per executive will be deductible by the Company, only if paid pursuant to qualifying performance-based compensation plans approved by stockholders of the Company. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and restricted stock. It is the Committee’s policy to maximize the effectiveness of the Company’s executive compensation plans. In that regard, the Committee intends to maintain flexibility to take actions which it deems to be in the best interest of the Company and its stockholders. Such actions may not always qualify for tax deductibility under the Code. The Company believes it has taken the necessary steps to qualify the Company ’s performance-based compensation plans for tax deductibility. The Company also believes that all compensation paid for 1999 is deductible for federal income tax purposes.

         All members of the Organization & Compensation Committee of the Company whose members are as follows submit the foregoing report:

ORGANIZATION & COMPENSATION COMMITTEE

Irwin Lerner, Chairman
K. Frank Austen, M.D.
Michael E. Gellert
John R. Hall

         The foregoing report of the Organization & Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, and shall not otherwise be deemed filed under such Acts except to the extent that the Company specifically incorporates this information by reference.

COMPANY STOCK PERFORMANCE

         The following performance graph compares the performance of the Company’s Common Stock to the Standard & Poor’s Composite 500 Stock Index (“S&P 500“) and the Morgan Stanley Healthcare Payor Index (“Peer Group”) for the 60 months ended December 31, 1999. The graph assumes an investment of $100 in each of the Company’s Common Stock, the Standard & Poor’s Composite 500 Stock Index, and the Morgan Stanley Healthcare Payor Index on December 31, 1994, and also assumes reinvestment of all dividends.
Humana, Inc. Stock Performance Graph December 31, 1999

	12/31/94	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99
Humana Inc.	$100	$121	$ 84	$ 92	$ 79	$ 36
S&P 500	$100	$134	$161	$211	$268	$320
Morgan Stanley Healthcare Payor Index	$100	$126	$109	$113	$121	$108

STOCKHOLDER PROPOSAL

         Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square, New York, New York, which owns 51,875 shares of the Company’s Common Stock, has submitted the resolution set forth below for inclusion in this Proxy Statement for the Company’s 2000 Annual Meeting of Stockholders. The Board recommends a vote AGAINST this proposal.

SHAREHOLDER PROPOSAL

         “RESOLVED: That the shareholders of Humana, Inc. ( ”Humana“ or the ”Company“) request the Board of Directors to redeem the shareholder rights previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable.

SUPPORTING STATEMENT

         In 1987 the Board of Directors issued certain shareholder rights pursuant to a “Rights Agreement” of the type commonly known as a “poison pill.” In 1996 the Board extended the expiration of the rights created under this Agreement until February 2006, raised the exercise price of rights from $25 to $145 and reduced the threshold at which rights will be triggered from 20-30% to 15% of the outstanding shares.

         In both instances the Board acted unilaterally and without seeking or obtaining prior approval from Humana shareholders.

         We view this Rights Agreement as a type of anti-takeover device, which injures shareholders by reducing management accountability and adversely affecting shareholder value. We believe that these rights are designed to discourage or thwart an unwanted takeover of the Company, and they operate in that manner. Although management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, we do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill. At a minimum, we believe that the shareholders should have the right to vote on the necessity of such a powerful tool, which can operate to entrench existing management.

         The negative effects of poison pill rights plans on the trading value of companies’ stock have been the subject of extensive research. Indeed, a 1992 study by Professor John Pound of Harvard’s Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

         We also believe that a shareholder role is important in light of Humana’s poor performance in recent years. Humana stock has lost approximately two-thirds of its value over the past five years. Indeed, Humana was recently added to the Council of Institutional Investors’ “Focus List” of companies that have underperformed both the S &P 500 index and their S&P industry peer group during the one-, three- and five-year periods ending June 30, 1999.

         In recent years, various companies have been willing to redeem outstanding rights. We believe that Humana should follow suit or at least put to a vote of the shareholders the question of whether the current Rights Agreement should remain in force.

WE URGE YOU TO VOTE FOR THIS RESOLUTION!”

         The Board of Directors recommends a vote AGAINST the adoption of the foregoing stockholder proposal.

STATEMENT IN OPPOSITION TO THE PROPOSAL

         The Board of Directors believes that the proposal of the Amalgamated Bank of New York, Longview Collective Investment Fund is not in the best interest of the Company’s stockholders and recommends that stockholders vote AGAINST it.

         The Company’s Board of Directors originally adopted the Company’s Shareholders Rights Plan (the “Rights Plan”) in 1987 and extended it in 1996 to expire in February 2006. The Rights Plan was adopted to protect Humana’s stockholders against abusive takeover tactics and to ensure that each Humana stockholder would be treated fairly in the event of an unsolicited offer to acquire Humana and to obtain fair value for the Company in the event of a sale. The Rights Plan can be amended by a majority vote of the then current Board of Directors and is not limited to the vote of only “continuing” directors. The Board believes that the continuation of the Rights Plan is in the best interests of Humana and its stockholders.

         The Rights Plan is not designed or intended to, nor would it, prevent an unsolicited offer to acquire Humana at a fair price. Rather, the Rights Plan is designed and intended to enhance the Board of Directors’ ability to discharge its fiduciary duty by protecting both a stockholder’s right to retain an equity investment in Humana and also the full value of that investment, without preventing an offer to acquire Humana at a fair price and upon terms that treat all stockholders fairly. The Board of Directors’ ability to achieve this objective by negotiating with a potential acquirer on behalf of all stockholders is significantly greater than the ability of stockholders individually. The Rights Plan does not affect any takeover proposal which the Board of Directors believes is in the best interests of the Company’s stockholders. The overriding objective of the Board of Directors in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company’s value for all stockholders.

         The Board of Directors followed its fiduciary responsibilities under Delaware law when it adopted and amended the Rights Plan. It is important to note that the Company’s Board of Directors is an independent board, consisting of a majority of outside directors, providing further assurance that the Rights Plan will not be used for entrenchment purposes. The Board of Directors believes the Rights Plan provides a valuable and necessary means for protecting the interests of all of the stockholders and maximizing the value of their investments in the Company.

         Shareholder rights plans have become very common for public companies. The Rights Plan does not in any way weaken the financial strength of the Company and does not change the way in which the Common Stock of the Company presently can be traded.

         The Board of Directors believes that such plans better position the Board of Directors to negotiate the most attractive and fair price for all stockholders. Many companies with rights plans have received unsolicited offers and have redeemed their rights after their directors were satisfied that the offer, as negotiated by the target company’s board of directors, adequately reflected the underlying value of the company and was fair and equitable to all stockholders. The Board of Directors believes experience indicates that rights plans neither prevent unsolicited offers from occurring, nor prevent companies from being acquired at prices that are fair and adequate to stockholders.

         The Board of Directors believes that the only proper time to consider redemption of the Rights Plan is when a specific offer is made to acquire the Company’s stock. Redemption of the Rights Plan prior to that time would be premature and would remove any incentive for a potential acquirer to negotiate with the Board of Directors so that stockholders would be treated fairly.

         For the reasons set forth above, the Board of Directors urges Humana’s stockholders to reject this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors, in accordance with the recommendation of its Audit Committee, the members of which are not employees of the Company, has appointed PricewaterhouseCoopers LLP as independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2000. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

By Order of the Board of Directors

/s/ Joan O. Lenahan
Joan O. Lenahan, Secretary

APPENDIX

HUMANA INC.
ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 18, 2000
10:00 A.M., EDT

HUMANA BUILDING
25TH FLOOR AUDITORIUM
500 WEST MAIN STREET
LOUISVILLE, KENTUCKY 40202

YOUR VOTE IS IMPORTANT

VOTE BY TELEPHONE OR INTERNET OR MAIL

Humana Inc. encourages you to take advantage of two new cost-effective and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch- tone telephone or through the Internet. Your TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 11:00 p.m. NEW YORK TIME ON MAY 17, 2000.

Your telephone or Internet vote authorizes the proxies named on the proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY TELEPHONE:	ON A TOUCH-TONE TELEPHONE DIAL 1-800 690-6903 FROM THE U.S.AND CANADA

You will be asked to enter the CONTROL NUMBER located below. Then follow the instructions.

VOTE BY INTERNET:	ACCESS THE INTERNET VOTING SITE AT WWW.PROXYVOTE.COM

Click the "PROXY VOTING" icon -- You will be asked to enter the CONTROL NUMBER located below. Then follow the instructions.

VOTE BY MAIL:	Mark, sign and date your proxy card and return it in the postage-paid envelope. PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET

The Board of Directors recommends a vote FOR the following proposal:

Vote On Directors

1.	The election of (01) K. Frank Austen, M.D., (02) Michael E. Gellert, (03) John R. Hall, (04) David A. Jones, (05) David A. Jones, Jr., (06) Irwin Lerner, (07) Michael B. McCallister, (08) W. Ann Reynolds, Ph.D. as Directors except as indicated below.

	For All [ ]	Withhold All [ ]		For All Except [ ]

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

The Board of Directors recommends a vote AGAINST the following proposal:

2.	Vote on Stockholder proposal	For [ ]	Against [ ]	Abstain [ ]

At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When Shares of Company Common Stock are held in joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature		Signature
(PLEASE SIGN WITHIN BOX)	Date	(Joint Owners)	Date

[REVERSE SIDE OF CARD]

HUMANA INC.
500 WEST MAIN STREET, LOUISVILLE, KENTUCKY 40202
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints David A. Jones and Michael B. McCallister, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held in the Auditorium on the 25th Floor of the Humana Building, 500 West Main Street, Louisville, Kentucky on Thursday, the 18th day of May, 2000 at 10:00 a.m., EDT and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals set forth below if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS
SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED
IN FAVOR OF THE ELECTION OF DIRECTORS AND AGAINST
THE STOCKHOLDER PROPOSAL.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Annual Meeting.

(SEE REVERSE SIDE TO VOTE)

HUMANA INC.
500 WEST MAIN STREET
LOUISVILLE, KENTUCKY 40202
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints David A. Jones and Michael B. McCallister, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held in the Auditorium on the 25th Floor of the Humana Building, 500 West Main Street, Louisville, Kentucky on Thursday, the 18th day of May, 2000 at 10:00 a.m., EDT and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals set forth below if personally present.

The Board of Directors recommends a vote FOR the following proposal:

1 .	The election of (1) K. Frank Austen, M.D., (2) Michael E. Gellert, (3) John R. Hall, (4) David A. Jones, (5) David A. Jones, Jr., (6) Irwin Lerner, (7) Michael B. McCallister, (8) W. Ann Reynolds, Ph.D.

	FOR ALL [ ]	WITHHOLD AUTHORITY [ ]	FOR ALL EXCEPT [ ]

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

The Board of Directors recommends a vote AGAINST the following proposal:

2.	Stockholder Proposal-Shareholder Rights Plan

	For [ ]	Against [ ]	Abstain [ ]

At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

THE SHARES OF COMPANY COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS AND AGAINST THE STOCKHOLDER PROPOSAL.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Annual Meeting.

(SEE REVERSE SIDE TO VOTE)

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

Date:	, 2000

Signature

Signature (Joint Owners)

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When Shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.